UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                           REGISTRATION STATEMENT UNDER
                            THE SECURITIES ACT OF 1933
               _____________________________________________________

                                 GSociety, Inc.

               (Exact name of Registrant as specified in its charter)
               _____________________________________________________

                            CAPITAL DEVELOPMENT GROUP
                           (Former name of Registrant)

           Florida                                             33-1113777
           -------                                             ----------
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)

                             555 NE 5th Street, 15-CU
                               Miami, Florida 33156
         (Address of Principal Executive Offices including zip code)


                      Compensation and Consulting Agreements
                      --------------------------------------
                              (Full name of the plans)


                                      Paul Yates
                             555 NE 5th Street Suite 15-CU
                                Miami, Florida 33156
                       (Name and address of agent for service)


                                     (323) 512-2920
                      (Telephone number, including area code,
                                 of agent for service)

Approximate Date of Commencement of Proposed Sales under the Plan:

  As soon as practicable after this Registration Statement becomes effective
  --------------------------------------------------------------------------

                              Total Number of Pages:  8

             Exhibit Index begins on sequentially numbered page:  8

                     CALCULATION OF REGISTRATION FEE

Title of                         Proposed          Proposed
Securities      Maximum Amount   Maximum           Amount of
to be           to be            Offering          Aggregate        Registration
Registered      Registered       Price per Share   Offering Price   Fee

$.0001 par      990,000          $0.22[1]          $217,800         $21.00









-------------------------

[1] Pursuant to Rule 457(h), the maximum aggregate offering price (estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked price of the Registrant's Common Stock as of August 29, 2002): 900,000 shares with a value of $0.22 per share

                                     PART I

               INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.	Plan Information.

	Capital Development Group, Inc. has previously entered into agreements with third party consultants and attorneys for the issuance of our common stock in exchange for services these individuals provided. In consideration for the services rendered and rendered to the Company we prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

	We have agreed to issue 990,000 shares for corporate consulting and legal services to us as well as for the payment of compensation to attorneys.

Item 2.	Registrant Information and Employee Plan Annual
        Information.

	We shall provide consultants, officers, directors and attorneys, without charge upon their written or oral request the documents incorporated by reference herein in Item 3 of Part II of this Registration Statement. We shall also provide the consultants and attorneys, without charge, upon their written or oral request, with all other documents required to be delivered to them pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to us at our place of business as reflected in this Registration
Statement.


                                 PART II

               INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

	The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(A) The Registrant's Annual Report on Form 10-KSB filed with the Commission on April 15, 2002.

(B) The Registrant's Reports filed on form 10-QSB for the quarter ending March 31, 2002, filed May 17, 2002 and for the quarter ending June 30, 2002 and filed August 22, 2002.

(C) All other reports which may be filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant's Form 10-KSB for the year ended December 31, 2001, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.	Description of Securities.

	We are registering up to 990,000 shares of our common stock, par value of $0.0001 per share. Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have pre-emptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

Item 5.	Interests of Named Experts and Counsel.

	L. Van Stillman, of The Law Office of L. Van Stillman, PA. Is to be compensated with shares issued in this registration. Mr. Stillman will receive twenty thousand (20,000) shares as compensation for services rendered as special securities counsel.

Item 6.	Indemnification of Officers and Directors.

	Our Articles of Incorporation as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of
the State of Florida.   Officers and directors of the Company may be
indemnified by the company for various actions and acts. The Company, in Article IX of its Articles of Incorporation and Section 7 of the Company's Bylaws, has elected to provide for the indemnification of
officers and directors of the company.   However, there is no
indemnification (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
(b) In connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director; or

(c) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

       These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

         The Company's Articles require the Company to indemnify each director and officer of the Company and his or her respective heirs, administrators, and executors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he or she may be made a party by reason of the fact that he or she is or was a director or officer of the Company, to the full extent permitted by the laws of the state of Oregon now existing or as such laws may hereafter be amended. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

         The Company may, at the discretion of the board of directors, indemnify any person who is or was a party or is threatened to be made party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine on the application that despite the adjudication of liability but in the view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as to the court deems proper.

         The Company's Articles of Incorporation permit the Company to purchase and maintain insurance on behalf of any Director, Officer, Agent or employee whether or not the Company would have the power to indemnify such person against the liability insured against.

Item 7.	Exemption from Registration Claimed.

	Not Applicable


Item 8.	Exhibits:

	Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed:


        Exhibit I.   See Exhibits in Exhibit Index following the Signature
                     Page.


Item 9.	Undertakings:

	We hereby undertake:

(a)	To include any material information with respect to the
plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)	To file, during any period in which offers or sales are
being made, a post-effective amendment to this Registration Statement.

(c)	That for the purpose of determining any liability under the
Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	We hereby undertake that, for the purposes of determining
any liability under the Securities Act of 1933, as amended, each filing of our Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under
the Securities Act Of 1933, as amended, may be permitted to directors, officers, and controlling persons of IRT Industries, Inc. pursuant to the foregoing provisions, or otherwise, the we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by us of expenses paid or incurred by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURE PAGE
                            --------------

	Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the Miami, the state of Florida, on August 29, 2002.

 					GSociety, Inc.


                                        By: /s/ Paul Yates
                                           ----------------------------
                                           Title:  Chairman



	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.


Dated:		Miami, Florida
		August 29, 2002


 					GSociety, Inc.


                                        By: /s/ Paul Yates
                                           ----------------------------
                                           Title:  Chairman

                           EXHIBIT INDEX
                           -------------


EXHIBIT NUMBER    ITEM
--------------    ----

     5.1          Opinion regarding legality by Law Office of
                  L. Van Stillman, PA

   23.1(i)        Letter on audit report for GSociety, Inc.
                  (consent of independent auditors) from
                  Garcia, Espinosa, Miyares & Company, LLC of
                  Miami, Florida for consolidated Gsociety,
                  Inc. and subsidiaries for December 2000 and December 2001.